                                    FORM 8-B

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


            REGISTRATION OF SECURITIES OF CERTAIN SUCCESSOR ISSUERS
                     FILED PURSUANT TO SECTION 12(b) OR (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                              ITT Industries, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Indiana                                           13-5158950
----------------------------                     -------------------------------
(State or other Jurisdiction                            (I.R.S. Employer
of incorporation or                                    Identification No.)
organization)


                  Four West Red Oak Lane, White Plains, NY 10604
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

                                            Name of each exchange
Title of each class                         on which each class
to be so registered                         is to be registered
-------------------                         -------------------
Common Stock                                New York Stock
                                            Exchange, Inc.
                                            (also on Pacific Stock Exchange)

8-7/8% Senior Debentures                    New York Stock
                                            Exchange, Inc.


    Securities to be registered pursuant to Section 12(g) of the Act:  None.

Item 1.  General Information.

                 (a) ITT Industries, Inc. ("ITT Industries") was organized as a corporation under the laws of the State of Indiana on September 5, 1995 under the name "ITT Indiana, Inc."

                 (b)  The fiscal year of the ITT Industries ends on December
31.


Item 2.  Transaction of Succession.

                 (a) ITT Corporation, a Delaware corporation, was the predecessor corporation which had securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 at the time of succession.

                 (b) The transaction of succession is summarized under the captions "Proxy Statement Summary--The Distribution" and "Proxy Statement Summary--The Reincorporation of ITT" and described in greater detail under the captions "The Distribution" and "The Reincorporation of ITT" in the ITT Corporation Notice of Special Meeting and Proxy Statement dated August 30, 1995 included herewith as Exhibit B (the "Proxy Statement") and such sections are incorporated herein by reference.


Item 3.  Securities to be Registered.

                 (a) As to the shares of common stock, par value $1.00 per share, of ITT Industries ("ITT Industries Common Stock") being registered, as of December 14, 1995, there were (i) 200,000,000 shares authorized, (ii) 116,967,739 shares issued and (iii) 28,180,269 shares issued which were held by or for the account of ITT Industries.

                 (b) As to the 8-7/8% Senior Debentures due June 1, 2010 (the "Senior Debentures") being registered, as of December 14, 1995, there were (i) $1,438,000 in aggregate principal amount of the debentures authorized and issued and (ii) $0 in aggregate principal amount of the debentures issued which were held by or for the account of ITT Industries.

Item 4.  Description of Registrant's Securities to Be Registered.

                 (a) The information required by this Item 4 in respect of the ITT Industries Common Stock is set forth under the caption "Description of ITT Industries Capital Stock" of the Proxy Statement and such section is incorporated herein by reference.

                 (b) The information required by this Item 4 in respect of the Senior Debentures is set forth under the captions "Description of the Debentures" of ITT Financial Corporation's ("ITT Financial") Prospectus Supplement dated May 24, 1990 and "Description of Debt Securities" of ITT Financial's Prospectus dated November 15, 1989, each contained in the Registration Statement of ITT Financial (Reg. No. 33-31957) and such sections are incorporated herein by reference.


Item 5.  Financial Statements and Exhibits.

         (a) Pursuant to Instruction (a), no financial statements are required to be filed as part of this registration statement.

         (b) The following documents are filed as exhibits hereto:

    Exhibits Required
       by Form 8-B                            Description
       -----------                            -----------

            A Agreement and Plan of Merger dated as of November 1, 1995 between ITT Corporation and ITT Indiana, Inc.

            B ITT Corporation Notice of Special Meeting and Proxy Statement dated August 30, 1995 (filed with the Securities and Exchange Commission on September 21, 1995 and incorporated herein by reference) (File No. 1-5627)



    Exhibits Required
        by Form 10                            Description
        ----------                            -----------

           3.1             Articles of Incorporation of ITT Indiana, Inc.

           3.2             By-laws of ITT Indiana, Inc.

    Exhibits Required
        by Form 10                            Description
        ----------                            -----------

           4.1             Specimen Common Share certificate

           4.2             Articles of Incorporation of ITT Indiana, Inc.
                           (filed as Exhibit 3.1 hereto)

           4.3 By-laws of ITT Indiana, Inc. (filed as Exhibit 3.2 hereto)

           4.4 Rights Agreement dated as of November 1, 1995 between ITT Indiana, Inc. and The Bank of New York, as Rights Agent

           4.5 Form of Articles of Amendment Setting Forth the Designations, Voting Powers, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Series A Participating Cumulative Preferred Stock of ITT Indiana, Inc. (attached as Exhibit A to the Rights Agreement filed as Exhibit
                           4.4 hereto)

           4.6 Form of Right Certificate (attached as Exhibit B to the Rights Agreement filed as Exhibit 4.4 hereto)

           4.7 Agreement to furnish instruments upon request by the Securities and Exchange Commission (incorporated by reference to ITT Corporation's Form 10-K for the fiscal year ended December 31, 1994) (File No. 1-5627)

           10.1 Distribution Agreement among ITT Corporation, ITT Destinations, Inc. and ITT Hartford Group, Inc.

           10.2 Intellectual Property License Agreement between and among ITT Corporation, ITT Destinations, Inc. and ITT Hartford Group, Inc.

           10.3 Form of Tax Allocation Agreement among ITT Corporation, ITT Destinations, Inc. and ITT Hartford Group, Inc.

           10.4 Trademark Assignment Agreement between ITT Corporation and ITT Destinations, Inc.

    Exhibits Required
        by Form 10                            Description
        ----------                            -----------

           10.5 License Assignment Agreement between ITT Corporation and ITT Destinations, Inc.

           10.6 Trade Name and Service Mark License Agreement between ITT Corporation and ITT Hartford Group, Inc.

           10.7 Employee Benefit Services and Liability Agreement among ITT Corporation, ITT Destinations, Inc. and ITT Hartford Group, Inc.

           10.8 364-Day Competitive Advance and Revolving Credit Facility Agreement dated as of November 10, 1995 among ITT Industries, Inc., the Lenders named therein, and Chemical Bank, as Administrative Agent

           10.9 Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of November 10, 1995 among ITT Industries, Inc., the Lenders named therein and Chemical Bank, as Administrative Agent

          10.10 Form of 1996 ITT Corporation Restricted Stock Plan for Non-Employee Directors (attached as Annex G to the ITT Corporation Notice of Special Meeting and Proxy Statement filed as Exhibit B hereto)

          10.11 Form of indemnification agreement with members of the Board of Directors (incorporated by reference to ITT Corporation's Form SE dated March 28, 1988 (CIK No. 216228) relating to ITT Corporation's Form 10-K for the fiscal year ended December 31, 1987) (File No. 1-5627)

          10.12 ITT Corporation 1994 Incentive Stock Plan (incorporated by reference to ITT Corporation's Registration Statement on Form S-8) (Reg. No. 33-53771)

    Exhibits Required
        by Form 10                            Description
        ----------                            -----------

          10.13 ITT Corporation 1986 Incentive Stock Plan (incorporated by reference to ITT Corporation's Registration Statement on Form S-8) (Reg. No. 33-5412)

          10.14 ITT Corporation 1977 Stock Option Incentive Plan (incorporated by reference to ITT Corporation's Registration Statement on Form S-8) (Reg. No. 33-5412)

          10.15            ITT Industries, Inc. Senior Executive Severance Pay
                           Plan

          10.16            Form of D. Travis Engen employment agreement

            21             Subsidiaries of ITT Industries, Inc.

                                   SIGNATURE



                 Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


   ITT INDUSTRIES, INC.



   By:  /s/ Robert W. Beicke
       -------------------------
       Name:  Robert W. Beicke
       Title: Vice President


   Dated: December 20, 1995

    Exhibits Required
       by Form 8-B                            Description
       -----------                            -----------

            A              Agreement and Plan of Merger dated as of November 1,
                           1995 between ITT Corporation and ITT Indiana, Inc.

            B              ITT Corporation Notice of Special Meeting and Proxy
                           Statement dated August 30, 1995 (filed with the
                           Securities and Exchange Commission on September 21,
                           1995 and incorporated herein by reference) (File No.
                           1-5627)


    Exhibits Required
        by Form 10                            Description
        ----------                            -----------

           3.1             Articles of Incorporation of ITT Indiana, Inc.

           3.2             By-laws of ITT Indiana, Inc.

           4.1             Specimen Common Share certificate

           4.2             Articles of Incorporation of ITT Indiana, Inc.
                           (filed as Exhibit 3.1 hereto)

           4.3 By-laws of ITT Indiana, Inc. (filed as Exhibit 3.2 hereto)

           4.4 Rights Agreement dated as of November 1, 1995 between ITT Indiana, Inc. and The Bank of New York, as Rights Agent

           4.5             Form of Articles of Amendment Setting Forth the
                           Designations, Voting Powers, Preferences and
                           Relative, Participating, Optional and Other Special
                           Rights and Qualifications, Limitations or
                           Restrictions of Series A Participating Cumulative
                           Preferred Stock of ITT Indiana, Inc.  (attached as
                           Exhibit A to the Rights Agreement filed as Exhibit
                           4.4 hereto)

           4.6 Form of Right Certificate (attached as Exhibit B to the Rights Agreement filed as Exhibit 4.4 hereto)

    Exhibits Required
        by Form 10                            Description
        ----------                            -----------

           4.7 Agreement to furnish instruments upon request by the Securities and Exchange Commission (incorporated by reference to ITT Corporation's Form 10-K for the fiscal year ended December 31, 1994) (File No.
                           1-5627)

           10.1            Distribution Agreement among ITT Corporation, ITT
                           Destinations, Inc. and ITT Hartford Group, Inc.

           10.2 Intellectual Property License Agreement between and among ITT Corporation, ITT Destinations, Inc. and
                           ITT Hartford Group, Inc.

           10.3            Form of Tax Allocation Agreement among ITT
                           Corporation, ITT Destinations, Inc. and ITT Hartford
                           Group, Inc.

           10.4            Trademark Assignment Agreement between ITT
                           Corporation and ITT Destinations, Inc.

           10.5 License Assignment Agreement between ITT Corporation and ITT Destinations, Inc.

           10.6 Trade Name and Service Mark License Agreement between ITT Corporation and ITT Hartford Group, Inc.

           10.7 Employee Benefit Services and Liability Agreement among ITT Corporation, ITT Destinations, Inc. and
                           ITT Hartford Group, Inc.

           10.8            364-Day Competitive Advance and Revolving Credit
                           Facility Agreement dated as of November 10, 1995 among ITT Industries, Inc., the Lenders named therein and Chemical Bank, as Administrative Agent

           10.9            Five-Year Competitive Advance and Revolving Credit
                           Facility Agreement dated as of November 10, 1995 among ITT Industries, Inc., the Lenders named therein and Chemical Bank, as Administrative Agent

    Exhibits Required
        by Form 10                            Description
        ----------                            -----------

          10.10 Form of 1996 ITT Corporation Restricted Stock Plan for Non-Employee Directors (attached as Annex G to the ITT Corporation Notice of Special Meeting and
                           Proxy Statement filed as Exhibit B hereto)

          10.11 Form of indemnification agreement with members of the Board of Directors (incorporated by reference to ITT Corporation's Form SE dated March 28, 1988 (CIK
                           No. 216228) relating to ITT Corporation's Form 10-K for the fiscal year ended December 31, 1987) (File
                           No. 1-5627)

          10.12            ITT Corporation 1994 Incentive Stock Plan
                           (incorporated by reference to ITT Corporation's
                           Registration Statement on Form S-8) (Reg. No. 33-
                           53771)

          10.13            ITT Corporation 1986 Incentive Stock Plan
                           (incorporated by reference to ITT Corporation's
                           Registration Statement on Form S-8) (Reg. No.
                           33-5412)

          10.14            ITT Corporation 1977 Stock Option Incentive Plan
                           (incorporated by reference to ITT Corporation's
                           Registration Statement on Form S-8) (Reg. No.
                           33-5412)

          10.15            ITT Industries, Inc. Senior Executive Severance Pay
                           Plan

          10.16            Form of D. Travis Engen employment agreement

            21             Subsidiaries of ITT Industries, Inc.